                        [PHARMACIA & UPJOHN LETTERHEAD]



                                                        EMBARGOED FOR RELEASE AT
                                                      7:00 AM EDT, JULY 28, 1999


                           PHARMACIA & UPJOHN REPORTS
                        SECOND-QUARTER SALES AND EARNINGS

- WORLDWIDE SALES FROM ONGOING OPERATIONS INCREASE 11%, DRIVEN BY A 15% INCREASE IN PRESCRIPTION SALES

- KEY PRODUCTS CONTINUE TO DRIVE TOP-LINE GROWTH

  -- XALATAN GROWS TO $111 MILLION (+64%)

  -- CAMPTOSAR SALES GROW TO $66 MILLION (+50%)

  -- DETROL/DETRUSITOL RECORDS SALES OF $86 MILLION (+301%)

  -- GENOTROPIN SALES REACH $112 MILLION (+18%)

  -- NICORETTE SALES INCREASE TO $62 MILLION (+31%)

- STRONG TURNAROUND DRIVING GROWTH IN JAPAN

- FRAGMIN RECEIVES U.S. FDA APPROVAL FOR ADDITIONAL INDICATION IN UNSTABLE
  ANGINA

- AGREEMENT TO MERGE WITH SUGEN, INC. STRENGTHENS R&D PLATFORM

- COMPANY ACQUIRES RIGHTS TO NEW TREATMENT FOR ACROMEGALY FROM SENSUS

POST-QUARTER EVENT

- COMPANY NAMES U.S. PROMOTION PARTNER FOR NEW ANTIDEPRESSANT, VESTRA


                                                      SECOND QUARTER                                     SIX MONTHS
                                         ------------------------------------------       -----------------------------------------
                                                                               %                                               %
             FINANCIAL SUMMARY                                    %        CHG EXCL                                %       CHG EXCL
               ($ MILLIONS)              1999        1998        CHG         CURR*        1999        1998        CHG        CURR*
                                         ----        ----        ---         -----        ----        ----        ---        -----
       SALES
       (ongoing operations)               $1,741      $1,564     11%          12%          $3,485      $3,061     14%         14%
       NET EARNINGS
       (before unusual 1998 item)           $216        $187     15%          10%            $437        $376     16%         14%
       DILUTED EARNINGS PER SHARE
       (before unusual 1998 item)
                                           $0.41       $0.36     14%                        $0.83       $0.72     15%


*Percentage change excluding the impact of currency exchange

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                                       2

BRIDGEWATER, NJ (JULY 28, 1999) -- Pharmacia & Upjohn, Inc. (NYSE:PNU) today reported net sales for the second quarter 1999 of $1.7 billion, an increase of 11% over the same period in 1998, adjusted for the 1998 divestment of the company's Nutrition business. Net sales for the first half of 1999 were $3.5 billion, a 14% increase over the first half of 1998. On a reported basis, sales increased 6% over the second quarter of 1998 and 9% over the first half of the prior year.

Net earnings for the quarter were $216 million (41 cents per share) compared to $187 million (36 cents per share) in the second quarter of 1998, an increase of 15%, excluding an unusual 1998 item. For the first half of 1999, net earnings were $437 million (83 cents per share) an increase of 16% over the prior-year period. On a reported basis, net earnings rose 47% in the second quarter and 30% for the first half.

Commenting on the company's results, Pharmacia & Upjohn Chief Executive Officer Fred Hassan said: "We continue to deliver on the promise we made when we began our turnaround in 1997 of achieving annual double digit earnings growth. Our results this quarter were again driven by strong growth in the U.S. where prescription sales increased 28%. Our dramatic U.S. turnaround is being supplemented by strong contributions from non-U.S. markets where we are extending the penetration of our key products. In particular, our operations in Japan are posting very strong results as key products such as Xalatan begin to affect our top line."

Added Hassan: "We are now completing the turnaround phase for P&U. As we go forward our strategic focus is on building the base for sustainable, long-term growth."

The company noted that, as stated earlier this year, year-to-year comparative sales growth during the second half of 1999 is expected to moderate due to exceptionally high growth rates recorded in the third and fourth quarters of 1998. The expected completion of the SUGEN transaction, to be accounted for as a pooling of interests, will result in a restatement of earnings later this year.

PERFORMANCE OF KEY PHARMACEUTICAL PRODUCTS

Sales of Xalatan, a novel therapy for glaucoma, continued to grow. Sales were $111 million in the second quarter, an increase of 64% over prior year. Xalatan continues to capture a market-leading share of total glaucoma prescriptions. Sales outside the U.S. continue to increase, accounting for 46% of total product sales. Xalatan, launched in Japan in May, is off to a strong start. Excellent market penetration continues in key European countries such as France, Spain and the United Kingdom.

Camptosar for metastatic colorectal cancer grew to $66 million, a 50% increase over prior year. Camptosar continues to benefit from the full FDA approval received in late 1998 based on improved survival data versus standard treatment for colorectal cancer.

Detrol/Detrusitol, the leading therapy for overactive bladder with symptoms of urinary urgency, frequency and urge incontinence, recorded sales of $86 million in the second

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quarter. Sales in the quarter were partly impacted by increased trade purchasing in the U.S. Market development remains the focus of the company's promotional activities to maximize the potential of the overactive bladder market. Sales outside the U.S. continue to exhibit a strong growth trend.

Genotropin, a growth hormone and the company's leading product, recorded sales of $112 million during the second quarter, an 18% increase over the prior year. Genotropin, the world's leading growth hormone, continues to increase market share in the U.S. where it is now capturing more than one-third of new patient starts.

The Nicorette line of products used to treat tobacco dependency recorded sales of $62 million in the second quarter, an increase of 31%. The increase was due in part to strong sales of a new mint-flavored version of Nicorette gum introduced earlier this year.

Fragmin, the company's low molecular weight heparin for preventing the formation of blood clots, had sales of $51 million during the second quarter, an increase of 7% over the second quarter of 1998. During the quarter, the company strengthened its U.S. label by obtaining FDA approval for a new indication in unstable angina. Earlier this year, the company also received a new indication in the U.S. in hip replacement surgery.

Sales of Mirapex/Mirapexin, a dopamine agonist for the treatment of Parkinson's disease, were $20 million in the second quarter, a 52% increase over prior year. Mirapex is the leading dopamine agonist in both new and total prescriptions in the U.S.

RESULTS OF OPERATIONS

The company continues its focus on cost containment measures and investments to drive top-line growth. Gross margin in the second quarter improved by four percentage points vs. prior year, on a reported basis. This was due mainly to improving product and business mix. In the first half of 1999, the gross margin improvement was also four percentage points. The company's estimated annual effective tax rate for 1999 is 30%. The effective tax rate for 1998 was 32%.

Selling, General & Administrative expenses remained relatively constant for the quarter as a percentage of sales, excluding unusual items. In the first half, SG&A rose one percentage point to 38% of sales, excluding an unusual 1998 item. Research & development expenses increased modestly in the quarter from 17.9% to 18.4% of sales due to clinical development activity on products such as Zyvox. In the first half, the R&D expense ratio was also 18.4%.

OTHER DEVELOPMENTS

During the second quarter, the company announced an agreement to merge with SUGEN, Inc., a world leader in target-driven drug discovery and development. The transaction subject to the approval of SUGEN shareholders, will strengthen Pharmacia & Upjohn's R&D efforts and will also position P&U as a new challenger for leadership in the field of oncology.

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                                       4

Pharmacia & Upjohn also announced an equity investment in Sensus Drug Development Corporation which is developing pegvisomant, a growth hormone receptor antagonist in Phase III development for treatment of acromegaly, also known as "gigantism". This product is an important addition to P&U's current growth hormone business that includes Genotropin. Pending FDA approval of pegvisomant, Pharmacia & Upjohn has the option to purchase Sensus.

Said Hassan: "The SUGEN and Sensus transactions reflect our commitment to accessing external innovation as a key strategy in building a world-class pipeline."

During the quarter, the company launched Pletal in the U.S. for the treatment of intermittent claudication, a symptom of peripheral arterial disease that causes poor circulation and pain in the lower extremeties. Pharmacia & Upjohn is co-promoting Pletal with Otsuka America Pharmaceutical Inc.

On July 20, Pharmacia & Upjohn announced an agreement with Janssen Pharmaceutica, a wholly owned subsidiary of Johnson & Johnson, to co-promote Vestra (reboxetine mesylate tablets) in the U.S. Vestra, a new treatment for depression, is under review by FDA. It is currently marketed as Edronax outside the U.S.


Pharmacia & Upjohn, Inc., is a global, innovation-driven pharmaceutical and health care company. Pharmacia & Upjohn's products, services, and employees demonstrate its commitment to improve wellness and quality of life for people around the world.



Certain statements contained in this release, such as statements concerning the Company's anticipated financial results, current and new product performance, currency impact and other non-historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: management's ability to implement the strategic initiatives; the Company's ability to successfully market new and existing products in new and existing domestic and international markets; the success of the Company's research and development activities and the speed with which regulatory authorizations and product roll-outs may be achieved; fluctuations in exchange rates; the effects of the Company's accounting policies and general changes in generally accepted accounting principles; the Company's exposure to product liability and other lawsuits and contingencies related to actual or alleged environmental contamination; domestic and foreign social, legal and political developments, especially those relating to health care reform and product liabilities; general economic and business conditions; the Company's ability to attract and retain current management and other employees of the Company; and other risks and factors detailed in the Company's Securities and Exchange Commission filings, including its Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 1998.

Media Contact:                                              Analyst Contacts:
Paul Fitzhenry                                              Craig Tooman
(908) 306-5421                                              (908) 306-4450


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                                       5

PHARMACIA & UPJOHN, INC. REPORT FOR THE SECOND QUARTERS AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 ($S IN MILLIONS)

    KEY PRODUCT SALES (unaudited)

                                                   Second Quarter                                      Six Months
                                                                          % Chg                                              % Chg
                                       1999          1998          Chg     Excl.         1999         1998          Chg      Excl.
                                        $             $            %       Curr.*         $           $             %        Curr.*
                                       ----          ----          ---     -----         ----         ----          ---      -----
Genotropin                            112.3           95.1       18.1       16.3        217.4        171.8         26.5       23.3
Xalatan                               110.5           67.5       63.7       64.7        212.2        137.2         54.7       55.1
Cleocin/Dalacin                        76.6           74.6        2.7        4.4        167.7        146.0         14.9       15.8
Xanax                                  72.7           77.4      (6.1)      (4.3)        161.0        153.1          5.2        6.2
Detrol/Detrusitol                      85.5           21.3      301.4      305.0        150.4         23.7        534.6      536.9
Medrol                                 70.4           63.3       11.2       11.1        147.1        128.0         14.9       14.0
Camptosar                              65.5           43.7       49.9       51.8        129.2         85.4         51.3       53.3
Depo-Provera                           59.5           60.0      (0.8)        0.2        125.5        111.4         12.7       13.6
Fragmin                                51.3           47.8        7.3        8.5        102.5         92.1         11.3       10.1
Nicorette                              62.3           47.5       31.2       37.5        122.6         99.6         23.1       25.8
Other                                 974.1          965.4        0.9        1.3      1,949.4      1,912.3          1.9        2.0
                                    -------        -------        ---        ---      -------      -------        -----      -----
Total Sales (ongoing
operations)                         1,740.7        1,563.6       11.3       12.4      3,485.0      3,060.6         13.9       13.9
Divested businesses                    19.4           90.2        N/A        N/A         49.1        179.5          N/A        N/A
                                    =======        =======       ====       ====      =======      =======         ====       ====
Consolidated Net Sales              1,760.1        1,653.8        6.4        7.4      3,534.1      3,240.1          9.1        9.1
                                    =======        =======       ====       ====      =======      =======         ====       ====



   GEOGRAPHIC SALES (unaudited)

                                 Second Quarter                                    Six Months
                                 --------------                                    ----------
                                                                     % Chg                                           % Chg
                                 1999        1998        Chg         Excl.       1999        1998        Chg         Excl.
                                   $           $          %          Curr.*       $           $           %          Curr.*
                                 ----        ----        ---         -----       ----        ----        ---         -----
United States                    691.1       571.9       20.8        20.8        1,407.7     1,129.3     24.7        24.7
Japan                            176.3       136.7       29.0        15.1        328.8       261.7       25.6        13.3
Italy                            113.1       111.0       1.9         5.1         221.1       212.5       4.0         3.9
Germany                          87.0        89.2        (2.5)       0.7         177.9       174.3       2.1         1.5
United Kingdom                   82.6        73.2        12.8        15.4        159.8       141.3       13.1        14.8
France                           68.0        64.4        5.6         8.9         141.8       126.3       12.3        11.8
Sweden                           62.4        65.5        (4.7)       2.9         129.2       129.8       (0.5)       3.2
Spain                            41.3        39.4        4.8         8.2         84.4        75.7        11.5        11.2
Rest of world                    418.9       412.3       1.6         6.1         834.3       809.7       3.0         6.7
                                 -------     -------     ---         ---         -------     -------     ---         ---
Total Sales (ongoing
operations)                      1,740.7     1,563.6     11.3        12.4        3,485.0     3,060.6     13.9        13.9
Divested Businesses              19.4        90.2        N/A         N/A         49.1        179.5       N/A         N/A
                                 =======     =======     ===         ===         =======     =======     ===         ===
Consolidated Net Sales           1,760.1     1,653.8     6.4         7.4         3,534.1     3,240.1     9.1         9.1
                                 =======     =======     ===         ===         =======     =======     ===         ===

-        Percentage change excluding the impact of currency exchange

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                                       6

PHARMACIA & UPJOHN, INC. REPORT FOR THE SECOND QUARTERS AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 ($S IN MILLIONS, EXCEPT DILUTED PER-SHARE DATA):

                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                                                          Second Quarter                           Six Months Y-T-D
                                                1999            1998         % Chg          1999           1998       % Chg
                                                ----            ----         -----          ----           ----       -----

   Net sales                                  $1,760           $1,654          6.4         $3,534       $3,240          9.1

   Cost of products sold                         447              493        (9.3)            940          979        (4.0)
   Research & development                        324              295          9.5            651          573         13.5
   Selling, general & administrative             677              700        (3.2)          1,345        1,266          6.3
  (1)
   Interest income, net                          (9)             (16)       (45.9)           (20)         (34)       (40.2)
   All other, net (2)                             13             (34)          N/A            (6)         (37)       (83.6)

   Earnings before income taxes                  308              216         42.9            624          493         26.7
   Provision for income taxes (3)                 92               70         33.9            187          158         18.8

   Net earnings                                 $216             $146         47.1           $437         $335         30.4

   Earnings per common share:
   Diluted - net earnings                      $0.41            $0.28         46.4          $0.83        $0.64         29.7

   Total shares - diluted (in                     523             522                         523          522
  millions)


Depreciation and amortization are $104 for 2Q99 and $208 for 1H99.

(1) 2Q98 and 1H98 include an unusual item of $61 million ($41 million net of tax, or $0.08 per share) for the second-quarter settlement of a lawsuit with U.S. retail pharmacies.

(2) "All other, net" includes licensing and marketing alliance revenue previously called "Other revenue," amortization of goodwill, the company's share of earnings from Biotech, and other miscellaneous operating and nonoperating items.

(3) The estimated annual effective tax rate for 1999 is 30%. The effective tax rate for 1998 was 32%.

                                      (end)